Securities and Exchange Commission
Washington, D.C. 20549


April 23, 2001


Ladies and Gentlemen:

We were previously principal accountants for Palmetto Bancshares, Inc. and, under the date of February 9, 2001, we reported on the consolidated financial statements of Palmetto Bancshares, Inc. and subsidiaries as of and for the years ended December 31, 2000 and 1999. On April 17, 2001, our appointment as principal accountants was terminated. We have read Palmetto Bancshares, Inc.'s statements included under Item 4 of its Form 8-K dated April 17, 2001, and we agree with such statements, except that we are not in a position to agree or disagree with the following:

* Palmetto Banchsares, Inc.'s statement that the change was recommended by Palmetto Bancshares, Inc.'s audit committee; and

* Palmetto Bancshares, Inc.'s statement that Elliott Davis & Company, LLP was not consulted regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Palmetto Bancshares, Inc.'s financial statements.


Very truly yours,

/s/ KPMG LLP